Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

CONTACT:  Gloria Barone, 215.761.4758
                       gloria.barone@cigna.com

CIGNA Corporation Names James E. Rogers of Duke Energy to Board of Directors

PHILADELPHIA, Jan. 30, 2007 -- CIGNA Corporation announced today that James E. Rogers, chairman, president and chief executive officer of Duke Energy Corporation of Charlotte, NC, will join CIGNA Corporation's Board of Directors effective February 26, 2007 for a term expiring in April 2009.

"We welcome Jim as the newest member of our board of directors," said H. Edward Hanway, chairman and chief executive officer of CIGNA Corporation. "He is an exceptional business executive who will bring a range of leadership experiences to the board, to our company and to our shareholders.”

Rogers, 59, was formerly chairman, president and chief executive officer of Cinergy Corp., which merged with Duke Energy in April 2006. He was a board director of Duke Realty Corporation of Indianapolis, IN from 1994 to 2005 and has served as a board director of Fifth Third Bancorp of Cincinnati since 1995. Rogers also currently serves as a director of several non-profit organizations, including the National Coalition on Health Care, The Business Roundtable, the U.S. Chamber of Commerce, and the National Coal Council and the Alliance to Save Energy. He is also chairman of the Edison Electric Institute.

A graduate of the University of Kentucky, Rogers holds a bachelor of business administration degree and a law degree from the University of Kentucky. He is a member of the bar of the District of Columbia.

For more information on CIGNA's Board of Directors, go to: http://www.cigna.com/about_us/governance/index.html

About CIGNA

As a Business of Caring, CIGNA (NYSE: CI) provides employers with benefits, expertise and services that improve the health, well-being and productivity of their employees. With approximately 47 million covered lives in the United States and around the world, CIGNA's operating subsidiaries offer a full portfolio of medical, dental, behavioral health, pharmacy and vision care benefits and group life, accident and disability insurance.